Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Wright Medical Group N.V.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Wright Medical Group N.V. of our reports dated February 25, 2015, with respect to the consolidated balance sheets of Wright Medical Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2014, and the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Wright Medical Group, Inc.

/s/ KPMG LLP

Memphis, Tennessee

November 17, 2015